Exhibit 99.1

AMERICAN FINANCE TRUST ANNOUNCES REFINANCING AND PROVIDES AUGUST RENT UPDATE

NEW YORK –September 8, 2020 – American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) announced today that the Company entered into a financing transaction with Bank of Texas to borrow $125 million in a syndicated balance sheet loan (the “Loan”) on three buildings located in Bridgewater, New Jersey that serve as the US Headquarters for Sanofi. A multinational, investment-grade pharmaceutical company, Sanofi’s campus is a mission critical facility for supporting operations in the United States.

“Thanks to the high quality of the Sanofi properties and our long-standing relationship with Bank of Texas, we were able to complete this financing on what we believe to be very attractive terms,” said Michael Weil, CEO of AFIN. “The Loan capitalizes on the historically low interest rate environment and Sanofi’s investment-grade credit rating to replace the existing financing, which had four months of term remaining, with new five-year financing fixed by swap at an interest rate of 3.22%, 194 basis points lower than the previous rate of 5.16%. Combined with the CMBS transaction we completed in July, AFIN has refinanced over $840 million of near-term maturing debt at lower interest rates and extended our weighted average debt maturity to 5.2 years(1) from 3.3 years, with no material near-term maturities remaining.”

The Loan is interest-only and fixed by swap at an interest rate of 3.22%, has a five-year term and is secured by three buildings located in Bridgewater, New Jersey. At the closing of the Loan, all net proceeds from the refinance and cash on hand were used to repay the existing mortgage loan in full.

Update on Rent Collection

The Company also announced today that 90% of the original cash rent due for the month of August 2020 has been received as of September 3, 2020, including 96% of the original cash rent due in the Company’s single-tenant portfolio. Quarter to date, the Company has collected over 90% of the original cash rent due for July and August portfolio-wide, including over 96% in the single-tenant portfolio.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that the information about rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed on August 6, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063

(1) As if the refinancing had occurred on June 30, 2020.